                                                                      EXHIBIT 11



                             THE LEAP GROUP, INC.



             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                     Twelve Months Ended January 31,        Three Months Ended January 31,
                                     -------------------------------        ------------------------------
                                          1997         1996                     1997            1996
                                          ----         ----                     ----            ----
Weighted average of common
  shares outstanding                    9,600,000     9,600,000               9,600,000         9,600,000
Effect of options granted
  within one year prior to the
  Offering, based on the treasury
  stock method                            192,829       508,680                 172,800           508,680
Weighted average of common shares
  issued in the Offering                1,333,333             -               4,000,000                 -
                                      -----------   -----------              ----------        ----------

Total                                  11,126,162    10,108,680              13,772,800        10,108,680


Net income                            $ 1,305,931   $   700,460                $613,454            $1,546


Net income per common share                 $0.12         $0.07                   $0.05             $0.00
